Camber Energy, Inc. 8-K

Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements were prepared using the net assets method of accounting under existing U.S. generally accepted accounting principles (“GAAP”), which are subject to change and interpretation, and give effect to the acquisition of Lineal Star Holdings, LLC and its subsidiaries (“Lineal”) by Camber Energy, Inc. (“Camber”), pursuant to the terms of an Agreement and Plan of Merger (“Plan of Merger”, and the merger contemplated therein, the “Merger”). Camber was determined to be the accounting acquirer based upon the terms of the Plan of Merger.

The unaudited pro forma combined balance sheet as of March 31, 2019 assumes the purchase took place March 31, 2019, and combines the historical financial statements of Lineal and Camber as of and March 31, 2019. The unaudited pro forma combined statement of operations for the year ended March 31, 2019 assumes that the acquisition took place as of April 1, 2018 and combines the historical financial statements of Lineal for the period from July 29, 2018 through March 31, 2019 (Successor) and the period from April 1, 2018 through July 28, 2018 (Predecessor) and Camber for the year ended March 31, 2019. The historical financial statements of Lineal and Camber have been adjusted to give effect to the acquisition (for accounting purposes) of Lineal by Camber. The pro forma assumptions and adjustments are described in the accompanying notes presented in the following pages.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the purchase are based upon the preliminary accounting analysis conclusion that the purchase should be accounted for under the net assets method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

Lineal’s statement of operations for the year ended March 31, 2019 was derived from its audited consolidated financial statements, included as Exhibit 99.1 herein filed with the Form 8-K/A.

Camber’s statement of operations for the year ended March 31, 2019 were derived from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 31, 2019, filed with the Securities and Exchange Commission on July 1, 2019 (the “Camber 10-K”), and is incorporated by reference.

The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value. Differences between these preliminary estimates and the final acquisition accounting may occur and could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s (the “Company’s”) future results of operations and financial position.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial data also do not include any integration costs. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in management’s opinion, provide a reasonable basis for the fair presentation of the estimated effects attributable directly to the acquisition completed as a result of the Merger. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Lineal and Camber been a combined company during the specified period. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with Lineal’s historical audited financial statements for the period from July 29, 2018 through March 31, 2019 (Successor) and the period from April 1, 2018 through July 28, 2018 (Predecessor), included as Exhibit 99.1 of this Form 8-K/A, and in conjunction with the Camber’s historical audited consolidated financial statements included in the Camber Form 10-K.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2019

	Historical Camber Consolidated	Historical Lineal Consolidated	Pro Forma Merger Adjustments	Note	Pro Forma Combined
		(Note 4)
ASSETS
Current Assets:
Cash and cash equivalents	$7,778,723	$308,038	$—		$8,086,761
Accounts receivables, net of allowances	129,037	1,925,314	—		2,054,351
Costs in Excess of Billings	—	1,811,209	—		1,811,209
Other current assets	263,205	71,372	—		334,577
Total current assets	8,170,965	4,115,933	—		12,286,898

Oil and Gas Properties – Subject to Amortization	50,528,953	—	—		50,528,953
Oil and Gas Properties – Not Subject to Amortization	28,016,989	—	—		28,016,989
Other Property and Equipment	1,570	4,066,721	(3,125,411)	A1	942,880
Total Property and Equipment	78,547,512	4,066,721	(3,125,411)		79,488,822
Accumulated Depletion, Depreciation, Amortization and Impairment	(78,334,324)	(3,125,411)	3,125,411	A1	(78,334,324)
Total Property and Equipment, Net	213,188	941,310	—		1,154,498
Goodwill	—	—	17,493,846	A2	17,493,846
Other assets	198,519	34,000	—		232,519
Total assets	$8,582,672	$5,091,243	$17,493,846		$31,167,761

LIABILITIES
Current Liabilities:
Accounts payable	$1,521,329	$363,473	$—		$1,884,802
Common stock payable	303,340	—	—		303,340
Accrued expenses and other liabilities	276,133	687,732	—		963,865
Current Income Taxes Payable	3,000	—	—		3,000
Billings in Excess of costs	—	57,936	—		57,936
Current maturities of debt	—	234,135	—		234,135
Total current liabilities	2,103,802	1,343,276	—		3,447,078

Asset retirement obligation	303,809	—	—		303,809
Derivative Liability	5	—	—		5
Notes payable – net of current portion	—	1,241,813	—		1,241,813

Total liabilities	2,407,616	2,585,089	—		4,992,705

Series E and F Preferred Stock	—	—	20,000,000	A3	20,000,000

STOCKHOLDERS’ EQUITY
Preferred Stock Series A, 2,000 Shares Authorized of $0.001 Par Value, -0- Shares issued and Outstanding	—	—	—		—
Preferred Stock Series B, 600,000 Shares Authorized of $0.001 Par Value, 44,000 Shares issued and Outstanding, respectively	44	—	—		44
Preferred Stock Series C, 5,000 Shares Authorized of $0.001 Par Value, 2,305 Shares issued and Outstanding, Liquidation Preference of $23,050,000	2	—	—		2
Lineal Star Holdings, LLC Preferred Shares, 2,000,000 authorized, no par value, 1,675,000 issued and outstanding	—	1,675,000	(1,675,000)	A4	—
Lineal Star Holdings, LLC Common Shares, 2,000,000 authorized, no par value,1,000,000 issued and outstanding	—	937,716	(937,716)	A4	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 1,952,679 shares issued and outstanding	16,803	—	—		16,803
Additional paid-in capital	152,234,833	—	—		152,234,833
Stock Dividends Distributable	8,141,843	—			8,141,843
Accumulated deficit	(154,218,469)	(106,562)	106,562	A4	(154,218,469)

Total stockholders’ equity	6,175,056	2,506,154	(2,506,154)		6,175,056

Total liabilities and stockholders’ equity	$8,582,672	$5,091,243	$17,493,846		$31,167,761

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended March 31, 2019

	Historical Camber Consolidated	Historical Lineal Consolidated (Note 4)	Pro Forma Merger Adjustments	Note	Pro Forma Combined

Net Operating Revenues
Crude Oil	$526,365	$—	$—		$526,365
Natural Gas	772,105	—	—		772,105
Natural Gas Liquids	1,443,632	—	—		1,443,632
Contract Revenue	—	15,895,177	—		15,895,177
Total Revenue	2,742,102	15,895,177	—		18,637,279

Expenses:
Cost of revenues	—	16,382,865	—		16,382,865
Lease Operating Expenses	2,870,908	—	—		2,870,908
Severance and Property Taxes	132,993	—	—		132,993
Depreciation, Depletion, Amortization and Accretion	478,770	214,673	—		693,443
Impairment of Oil and Gas Properties	1,304,785	—	—		1,304,785
(Gain) on Sale of Property and Equipment	(25,808,246)	73,906	—		(25,734,340)
General and administrative	5,152,766	2,994,055	—		8,146,821
Total expenses	(15,868,024)	19,665,499	—		3,797,475

Operating income (loss)	18,610,126	(3,770,322)	—		14,839,804

Other (income) expense:
Interest expense	2,438,097	—	39,167	B1	2,477,264
Gain on bargain purchase	—	(1,162,075)			(1,162,075)
Other Expense (Income), net	(474,124)	(54,995)	(39,167)	B1	(568,286)
Total Other (Income) expense	1,963,973	(1,217,070)	—		746,903

Income (loss) before income taxes	16,646,153	(2,553,252)	—		14,092,901

Income tax (expense) benefit	(3,000)	9,000	—		6,000

Net income (loss)	16,643,153	(2,544,252)	—		14,098,901

Preferred stock dividends	(5,676,715)	—	(134,000)	B2	(5,810,715)

Net income (loss) attributable to common stockholders	$10,966,438	$(2,544,252)	$(134,000)		$8,288,186

Net income (loss) per common share:
Basic	$2.22	$—	$—		$1.68
Diluted	$0.21	$—	$—		$0.16

Weighted-average number of common shares
Basic	4,938,259	—	—		4,938,259
Diluted	52,256,732	—	—		52,256,732

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

Description of Transaction

On July 8, 2019 (the “Closing Date”), Lineal Star Holdings, LLC’s (“Lineal’s”) securities were acquired by Camber Energy, Inc., a Nevada corporation (“Camber” or the “Company”), pursuant to the terms of an Agreement and Plan of Merger dated as of the same date (the “Plan of Merger” and the merger contemplated therein, the “Merger”), by and between Lineal, Camber, Camber Energy Merger Sub 2, Inc., Camber’s wholly-owned subsidiary (“Merger Sub”), and the Members of Lineal (the “Lineal Members”). Pursuant to the Plan of Merger, Camber acquired 100% of the ownership of Lineal from the Lineal Members in consideration for newly issued shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) and Series F Redeemable Preferred Stock (“Series F Preferred Stock”).

The Plan of Merger contained certain post-closing requirements. Those include:

●	Requiring the Company to prepare and file a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in order to seek shareholder approval of the issuance of the shares of common stock upon conversion of the Series E Preferred Stock, the terms of the Plan of Merger and such other matters that the holders of the Series E Preferred Stock may reasonably request and/or that are required to be approved by the shareholders of Company pursuant to applicable NYSE American rules and regulations in accordance with applicable rules and requirements of the SEC and the NYSE American (the “Shareholder Approval” and the date of such Shareholder Approval, the “Shareholder Approval Date”) at a duly called meeting of shareholders of the Company (the “Shareholder Meeting”) which Shareholder Approval shall be received prior to November 22, 2019, or if a Lineal Transaction (defined below) has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a majority in interest of the Series E Preferred Stock (a “Majority Interest”). “Lineal Transaction” means an acquisition by Lineal of assets or securities which results in the Company, immediately after such acquisition, being able to meet the initial listing requirements of the NYSE American.

●	Notwithstanding the above, the Shareholder Approval is not to be received, and the Shareholder Meeting shall be adjourned, extended, delayed, abandoned or re-scheduled, if the NYSE American determines that a “back-door listing”/“reverse merger” is deemed to occur upon receipt of such Shareholder Approval, until or unless the Company, upon receipt of the Shareholder Approval (or immediately prior to such anticipated date of Shareholder Approval), in the reasonable determination of the Company, qualifies for initial listing of the Company’s common stock on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American.

●	After the Closing Date, until the Shareholder Approval is received, the executive officers and directors of Company, shall not, in aggregate, be paid, or accrue, compensation in excess of $78,333 per month, not including the reimbursement of certain expenses, unless such compensation is approved with the consent of a Majority Interest.

Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC Regulation S-X, and are intended to show how the purchase might have affected the historical financial statements if the Merger had been completed as of March 31, 2019 for the purposes of the balance sheet and on April 1, 2018 for the purposes of the statement of operations for the year ended March 31, 2019.

Based on the terms of the purchase, the Company has preliminarily concluded the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. The Company has not completed a valuation analysis of the fair market value of the consideration transferred, Lineal’s assets acquired and liabilities assumed.

Using the preliminary total consideration for the purchase, the Company has allocated the assets and liabilities acquired. This purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the purchase. These estimates are based on the most recently available information. To the extent there are material differences upon completion of the final purchase price allocation, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. The Company expects to recognize acquired intangible assets related to customer relationships once fair value determinations are completed.

2. Preliminary Purchase Price

The total preliminary consideration for the acquisition, consummated on July 8, 2019, was $20,000,000, as agreed by the parties. The Company issued preferred stock to the members of Lineal with terms as follows:

As a result of the Merger, (a) each outstanding common share of Lineal (the “Lineal Common Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into 0.95 shares of newly designated Series E Preferred Stock (i.e., into an aggregate of 950,000 shares of Series E Preferred Stock); and (b) (i) 1,140,000 preferred shares of Lineal (“Lineal Preferred Shares”) issued and outstanding prior to the Effective Time, were converted into 50,000 shares of Series E Preferred Stock; and (ii) 535,000 Lineal Preferred Shares, issued and outstanding immediately prior to the Effective Time, were converted into 16,750 shares of newly designated Series F Preferred Stock. The Company issued to the members of Lineal a total of 1,000,000 shares of Series E Preferred Stock (“Series E Shares”) and 16,750 shares of Series F Preferred Stock (“Series F Shares”), pursuant to the Plan of Merger. The Series E and F Preferred Stock have the following rights and privileges:

Series E Redeemable Convertible Preferred Stock

The designation of the Series E Preferred Stock (“Series E Designation”), which was approved by the Board of Directors of the Company on July 2, 2019, and filed by the Company with the Secretary of State of Nevada on July 3, 2019, designates one million shares of Series E Preferred Stock, $0.001 par value per share of the Company. The Series E Preferred Stock has the following rights:

Dividend Rights. The Series E Preferred Stock does not accrue any dividends, provided that, subject to the rights of the holders, if any, of any shares of the Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock or other securities senior to or pari passu with, the Series E Preferred Stock, the holders of Series E Preferred Stock are entitled to such dividends paid and distributions made to the holders of common stock to the same extent as if such holders had converted the Series E Preferred Stock into common stock at the Conversion Rate (described below under “Conversion Rights”) (without regard to any limitations on conversion herein or elsewhere) and had held such shares of common stock on the record date for such dividends and distributions.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series E Preferred Stock are entitled to receive prior to the holders of the Company’s other security holders, except in the case of the Series C Preferred Stock, which is junior in ranking only to the first distributions up until $2,000 per share of Series E Preferred Stock (the original issue price per share), and the Series F Preferred Stock, the Company’s capital leases as may be in place from time to time and other senior debt approved by a Majority Interest, and then is entitled to pari passu ranking, and pro rata with the holders of the Company’s Series D Preferred Stock, an amount per share for each share of Series E Preferred Stock held by them equal to the greater of (a) $2,000 per share and (b) the amount of cash that would have been received had such share of Series E Preferred Stock been converted into common stock immediately prior to such Liquidation Event based on the Conversion Rate.

Conversion Rights. Each share of Series E Preferred Stock is convertible, at the option of the holder thereof, at any time following the Approval Date, into that number of shares of common stock as equal the Conversion Rate. For the purposes of the following sentence:

●	“Approval Date” means the later of (a) the first business day after the date that all of the requirements of Shareholder Approval are met; and (b) the business day that the Company has affected a reverse stock split of its outstanding common stock subsequent to the Shareholder Approval, to the extent such reverse stock split is deemed necessary by a Majority Interest in writing prior to the date of Shareholder Approval.

●	“Conversion Rate” means that number of shares of common stock as equals 67% of the Company’s fully-diluted shares (including all common stock and all shares of common stock issuable upon conversion of the Series D Preferred Stock)(“Fully-Diluted Shares”), unless (a) the 30-day average trading price of the Company’s common stock, as calculated pursuant to applicable NYSE American rules and requirements, following the Shareholder Approval date is below $0.20 per share (which value is not subject to adjustment in connection with any recapitalizations or splits); or (b) the failure of the Company, on the date that the Company’s shareholders have approved the transactions contemplated by the Plan of Merger and the issuance of shares of common stock upon the conversion of the Series E Preferred Stock, or the first business day immediately following such date, to meet the listing standards for the listing of the Company’s common stock on the NYSE American, at which time the applicable percentage shall be 70% of the Fully-Diluted Shares (the “3% Increase”), in each case divided by the 1,000,000 shares of Series E Preferred Stock issued in connection with the Merger.

Voting Rights. Except as otherwise expressly provided in the Series E Designation, the holders of Series E Preferred Stock and common stock vote together as a single class and not as separate classes. Each outstanding share of Series E Preferred Stock is entitled to vote a number of voting shares equal to the Voting Shares on all shareholder matters to come before the shareholders of the Company (whether at a meeting of the shareholders of the Company, by written action of shareholders in lieu of a meeting or otherwise) (the “Voting Rights”); provided that the Voting Rights shall not apply, and the holders shall not be allowed to vote on, the Shareholder Approval. “Voting Shares” means (i) 18.9% of the total shares of common stock issued and outstanding on the date the Plan of Merger was agreed to by the parties, prior to the Approval Date; and (b) 76.0% of the Company’s total voting shares on, and following, the Approval Date, divided by the 1 million shares of Series E Preferred Stock issued in connection with the Plan of Merger.

Additionally, for so long as the outstanding Series E Preferred Stock shares have the right to vote at least 5% of the Company’s total voting shares, the Series E Preferred Stock, voting as a group, have the right to (a) appoint one member to the Company’s Board of Directors; (b) appoint four (4) members of Lineal’s Board of Directors (i.e., the managers of Lineal) (prior to Shareholder Approval); and one (1) member to Lineal’s Board of Directors (subsequent to Shareholder Approval), provided that unless approved by a Majority Interest, the Board of Directors of Lineal shall have no more than five (5) members; (c) nominate an individual to serve as the Chief Operating Officer of the Company (“COO”); and (d) nominate individuals to serve as the executive officers of Lineal.

Until the earlier of (a) the fifth (5th) anniversary of the Closing Date; and (b) the date that 5% or less of the 1 million shares of Series E Preferred Stock issued in connection with the Merger are outstanding (the “Protective Provision Termination Date”), the Company is not authorized to affect any Material Asset Transfer or change of control, as described in the Series E Designation (collectively, a “Material Transaction”), without the consent of a Majority Interest. “Material Asset Transfer” means (i) the sale, license, distribution or transfer, of more than 20% of the assets of (a) the Company; or (b) Lineal, in a single transaction or a series of related transactions, subject to certain exceptions; or (ii) the merger, consolidation or reorganization of the Company or Lineal with another corporation, partnership or other entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregate by the shareholders of the Company (as to the Company) or the Company (as to Lineal), as determined immediately prior to the consummation of such merger, consolidation or reorganization.

Additionally, until the Protective Provision Termination Date, the Company shall not, without first obtaining the approval of a Majority Interest: (a) issue any shares of Preferred Stock, other than as contemplated by the Plan of Merger; issue any Lineal Common Shares or Lineal Preferred Shares; or (c) issue any shares of common stock or convertible securities, except for: (i) shares of common stock issued upon conversion of the Series F Preferred Stock; (ii) shares of common stock issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, or as otherwise provided for in the Series C Designation or Series D Designation; (iv) shares of Series D Preferred Stock pursuant to the Exchange Agreement; (v) shares of common stock issuable pursuant to the terms of agreements or understandings which were in place as of the Closing Date, and which have not been amended, modified or revised after such Closing Date, except to make such terms more favorable to the Company; and (vi) shares of common stock issuable upon the exercise of options or upon the conversion or exchange of convertible securities, outstanding as of the Closing Date, in each case provided such issuance is pursuant to the terms of such option or convertible security as was in effect as of the Closing Date, except to the extent such terms are amended or revised to make such terms more favorable to the Company.

The Series E Designation also provides the Series E Preferred Stock holders customary protective provisions requiring the consent of the Series E Preferred Stock holders for certain matters, including amending Lineal’s Company Agreement, which would adversely affect the rights of the Series E Preferred Stock holders and/or the Series E Preferred Stock.

Redemption Rights. The holders of the Series E Preferred Stock, with the consent of a Majority Interest, have the option, exercisable from time to time after November 22, 2019, or if a Lineal Transaction (as described and defined above under Note 1), has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a Majority Interest, provided that the Shareholder Approval has not been received by such date, to require that the Company redeem shares of the outstanding Series E Preferred Stock (a “Redemption”). Each Redemption shall be on a one-for-one basis between Series E Preferred Stock and Lineal Common Shares and shall be subject to applicable law. No redemption of the Series E Preferred Stock is allowed unless there is a pro rata redemption of the Series F Preferred Stock. In the event the Series E Preferred Stock was fully-redeemed, the Series E Preferred holders and Series F Preferred Stock holders would be able to re-acquire 100% of the securities of Lineal.

Series F Redeemable Preferred Stock

The designation of the Series F Preferred Stock (the “Series F Designation”), which was approved by the Board of Directors of the Company on July 2, 2019, and filed by the Company with the Secretary of State of Nevada on July 3, 2019, designates 16,750 shares of Series F Preferred Stock, $0.001 par value per share of the Company. The Series F Preferred Stock has the following rights:

Dividend Rights. Dividends accrue on the Series F Preferred Stock at the end of each calendar quarter, beginning at the end of the first calendar quarter following the Closing Date, based on a price per share of Series F Preferred Stock of $100, at the rate of 8% per annum, until such Series F Preferred Stock is no longer outstanding (“Dividends” and once accrued “Accrued Dividends”). If the Company is prohibited from paying the Accrued Dividends in cash pursuant to applicable law, such Accrued Dividends shall continue to accrue until such time as the Company is legally able to pay such Accrued Dividends, during which period such Accrued Dividends shall accrue interest, compounded monthly, at the end of each month that such Accrued Dividends remain unpaid, at 12% per annum.

Liquidation Preference. In the event of a Liquidation Event, the holders of Series F Preferred Stock are entitled to receive prior to the holders of the Company’s securities other than the Series D Preferred Stock, and pro rata with the holders of the Series D Preferred Stock, but not prior to any holders of the Company’s senior securities (as described in the designation), an amount per share for each share of Series F Preferred Stock held by them equal to $100, then, after any distributions to any other shares of preferred stock, the holders are entitled to eight percent (8%) of any remaining assets left for distribution to the holders of the common stock.

Conversion Rights. The Series F Preferred Stock have no conversion rights.

Voting Rights. Except as otherwise provided in the Series F Designation or as required by law, the holders of Series E Preferred Stock and the holders of common stock shall vote together as a single class and not as separate classes. Each outstanding share of Series F Preferred Stock is entitled to vote a number of voting shares equal to (i) 1% of the total shares of common stock issued and outstanding on the date the Plan of Merger was agreed to by the parties, prior to the Approval Date; and (b) 4% of the Company’s total voting shares on the Approval Date, divided by the 16,750 shares of Series F Preferred Stock issued in connection with the Plan of Merger; provided that the Series F Preferred Stock shall not be allowed to vote on the Shareholder Approval.

The Series F Designation also provides the Series F Preferred Stock holders customary protective provisions requiring the consent of the Series F Preferred Stock holders for certain matters, including amending the Lineal Company Agreement, which would adversely affect the rights of the Series F Preferred Stock holders and/or the Series F Preferred Stock.

Until the earlier of (a) the fifth (5th) anniversary of the Closing Date; (b) the date that 5% or less of the 16,750 shares of Series F Preferred Stock issued in connection with the Merger are outstanding, the Company is not authorized to affect any Material Transaction without the consent of a majority in interest of the Series F Preferred Stock holders.

Redemption Rights. The holders of the Series F Preferred Stock have the option, exercisable from time to time after: (a) in the event Shareholder Approval has not been received by November 22, 2019, or if a Lineal Transaction (as described and defined above under Note 1), has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a majority in interest of the holders of the Series F Preferred Stock, or (b) if Shareholder Approval has been received, then only after the date following the Closing Date when the Company has received net proceeds from the issuance of equity securities of at least $6,750,000, to require that the Company redeem all or any portion of the outstanding shares of Series F Preferred Stock for cash, by requiring the Company pay each applicable holder, an amount equal to $100 per Series F Preferred Stock share multiplied by the number of Series F Preferred Stock shares held by each applicable holder, subject to redemption. In the event the Company is prohibited from completing a redemption due to applicable law, the Company is required to redeem that number of shares of Series F Preferred Stock which is able to be redeemed under applicable law.

Additionally, concurrently with any Series E Preferred Stock redemption (discussed above under the description of the Series E Preferred Stock), the holders of the Series F Preferred Stock are required to redeem the pro rata portion of Series F Preferred Stock for shares of Lineal’s Preferred Stock, with each share of Series F Preferred Stock being redeemed in consideration for 100 shares of Lineal Preferred Stock.

The allocation of the preliminary purchase price to the tangible assets and liabilities acquired from the Merger is based on the current values of the assets and liabilities on Lineal as of the Merger date on July 8, 2019 and are as follows:

Cash	$308,038
Accounts receivable	1,925,314
Deferred tax assets	34,000
Goodwill	17,493,846
Costs in Excess of Billings	1,811,209
Fixed assets	941,310
Other current assets and deposits	71,372
Accounts payable - trade	(363,473)
Accrued and other liabilities	(687,732)
Billings in excess of costs	(57,936)
Notes payable	(1,475,948)
Total	$20,000,000

The total purchase price is allocated to the acquired tangible and intangible assets and liabilities of Lineal based on their estimated fair values as of the purchase closing date. The excess of the purchase price over the fair value of assets and liabilities acquired, if any, is allocated to goodwill. The purchase price allocation above is preliminary, as the Company has not completed the assessment of the fair value of assets acquired, liabilities assumed and the identification of any intangible assets. The Company expects to finalize the purchase price allocation within one year of the acquisition date, which may result in material changes to the preliminary values recognized above.

3. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments to give effect to certain significant transactions as a direct result of the Merger.

The pro forma adjustments reflecting the completion of the purchase are based upon the preliminary accounting analysis conclusion that the Merger should be accounted for under the acquisition method of accounting.

The pro forma adjustments are as follows:

A1: To reflect acquired property and equipment and its new estimated fair value.

A2: To recognize goodwill based on the preliminary purchase price allocation.

A3: To reflect the $20,000,000 estimated fair value of consideration transferred to Lineal Members to effect the Merger.

A4: To eliminate the historical equity of Lineal.

B1: To reclassify interest expense to conform to Camber presentation.

B2: To recognize dividends on Series E Preferred Stock issued to Lineal Stockholders for the pro forma year ended March 31, 2019.

The diluted weighted average common shares for the year ended March 31, 2019 in the unaudited pro forma combined statement of operations excludes common shares that may be issued upon conversion of the Series E Preferred Stock, as the conversion of the Series E Preferred Stock is contingent upon certain events as described in Note 2 above.

4. Historical Financial Information

On July 29, 2018, the Lineal Star Holdings, LLC acquired 100% of the equity interests of Lineal Industries, Inc. The transaction was accounted for as a business combination, with Lineal Star Holdings, LLC considered the accounting acquirer of Lineal Industries, Inc. Prior to this acquisition, the Lineal Star Holdings, LLC had no significant operations. As a result of the above transactions, under Regulation S-X for reporting purposes, Lineal Industries, Inc. is viewed as a Predecessor entity for reporting purposes, and Lineal Star Holdings, LLC is viewed as a Successor entity. The basis of presentation is not consistent between the successor and predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying consolidated statements of operations, stockholders’ equity and cash flows are presented for two different reporting entities: The Successor, which consists of the combined operations of Lineal Star Holdings, LLC and Lineal Industries, Inc. for the period from July 29, 2018 through March 31, 2019; and the Predecessor, which consists of the operations of Lineal Industries, Inc. for the period from April 1, 2018 through July 28, 2018.

For pro forma presentation purposes, the Successor and Predecessor periods are combined to present the combined results of operations of the business acquired by Camber for the year ended March 31, 2019:

	Period from July 29, 2018 through March 31,	Period from April 1, 2018 through July 28,	Combined Year Ended March 31,
	2019	2018	2019
	(Successor)	(Predecessor)

Contract revenue	$12,261,038	$3,634,139	$15,895,177
Contract costs	10,987,212	5,395,653	16,382,865
Contract loss	1,273,826	(1,761,514)	(487,688)

Expenses:
Selling, general and administrative expenses	2,464,497	744,231	3,208,728
(Gain) loss on sale of assets	166,565	(92,659)	73,906
	2,631,062	651,572	3,282,634

Operating loss	(1,357,236)	(2,413,086)	(3,770,322)

Gain on bargain purchase	1,162,075	—	1,162,075
Other income (expense), net	54,599	396	54,995

Income (loss) before taxes	(140,562)	(2,412,690)	(2,553,252)

Provision (benefit) for income taxes	(34,000)	25,000	(9,000)
			—
Net income (loss)	$(106,562)	$(2,437,690)	$(2,544,252)